UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 5, 2013

DEL MONTE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-107830-05	75-3064217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2013, Del Monte Corporation (“Del Monte”) entered into an amendment (the “Amendment”) to its Credit Agreement, dated as of March 8, 2011 (the “Credit Agreement”), among Blue Acquisition Group, Inc., Del Monte, the lending institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

The Amendment, among other things, (1) lowers the LIBOR rate floor on term loans under the Credit Agreement from 1.50% to 1.00% and the base rate floor from 2.50% to 2.00%; (2) adds a leverage-based pricing step-down whereby, in the event Del Monte’s ratio of consolidated total debt to EBITDA is at or less than 5.75 to 1.00, the applicable interest margin decreases from 3.00% to 2.75% on LIBOR rate loans and from 2.00% to 1.75% on base rate loans; and (3) provides for an increase by $100 million in the aggregate principal amount of term loans outstanding.

Except as modified by the Amendment, the terms, conditions, obligations, covenants and agreements contained in the Credit Agreement remain in full force and effect. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment No. 1, dated as of February 5, 2013, to the Credit Agreement, dated as of March 8, 2011, among Blue Acquisition Group, Inc., Del Monte Corporation, the lending institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL MONTE CORPORATION

Date: February 5, 2013	By:	/s/ Timothy S. Ernst
	Name:	Timothy S. Ernst
	Title:	Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 1, dated as of February 5, 2013, to the Credit Agreement, dated as of March 8, 2011, among Blue Acquisition Group, Inc., Del Monte Corporation, the lending institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

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